Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
TechPrecision Corporation.:

We consent to the incorporation by reference in the registration statements (Nos. 333 148152) on Form S-8,  of TechPrecision Corporation and subsidiaries of our report dated July 16, 2012, with respect to the consolidated balance sheet of TechPrecision Corporation and subsidiaries as of March 31, 2012, and the related consolidated statements of operation and comprehensive income (loss), stockholders’ equity and cash flows for the year then ended, which report appears in the March 31, 2012 annual report on Form 10-K of TechPrecision Corporation.

/s/ KPMG LLP

Philadelphia, Pennsylvania
July 16, 2012